Exhibit 99.1

5400 LBJ Freeway, Suite 1300 Dallas, Texas 75240 T 972.233.8242

November 4, 2015

Capital Southwest Announces Financial Results for Second Fiscal Quarter Ended September 30, 2015

CSWC Completed Spin-off Transaction and Commits to $21.5 million in new Credit Portfolio Originations

Capital Southwest Corporation (NASDAQ:CSWC) today announced its financial results for the second fiscal quarter ended September 30, 2015.

Financial Highlights

•	Total Investment Portfolio: $93.3 million
◦	Total Credit Portfolio: $41.0 million
◦	Total Legacy Equity Portfolio: $52.3 million

•	Total Cash: $184.1 million

•	Total Net Assets: $275.6 million

•	Net Asset Value per Share: $17.68

•	Weighted Average Yield on Debt Investments: 10.5%

•	Investment Portfolio Activity for the quarter ended September 30, 2015
◦	Committed to five new investments during the period: $21.5 million
◦	Proceeds received from the sale of six legacy equity investments during the period: $8.5 million

•	Non-Accrual Assets (one legacy investment, originated in 2009) as a percentage of Total Portfolio at Fair Value: 0.2%

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, "We are pleased with the progress we have made through the end of the quarter. We completed the spin-off of CSW Industrials, Inc., creating better fit and focus and unlocking significant shareholder value. Additionally, we announced the launch of I-45 SLF, LLC, an exciting partnership opportunity with Main Street Capital Corporation and have nearly completed the divestitures of our non-core legacy equity assets. We believe we have designed a thoughtful asset allocation strategy with the objective of building a balanced credit portfolio that provides our shareholders sustainable market dividends and NAV-per-share growth. Our pipeline of credit opportunities for the remainder of the year is strong, and we expect continued market traction in both our direct and syndicated investment efforts."

SECOND QUARTER SIGNIFICANT TRANSACTIONS

Spin-off of Capital Southwest

On September 30, 2015, Capital Southwest completed the spin-off of CSW Industrials, Inc. (“CSWI”), a separate publicly-traded industrial growth company. The spin-off of CSWI culminates a long-term effort by Capital Southwest to unlock shareholder value by creating two separate companies, each with corporate, regulatory, and capital allocation structures better aligned to their respective underlying investment assets. From December 1, 2014, the day prior to its announcement, to the date of the spin-off, Capital Southwest’s share price increased 29% from $36.77 to $47.40, creating approximately $166 million in shareholder value.

Joint Venture with Main Street Capital

On September 9, 2015, the Company and Main Street Capital Corporation ("Main Street") entered into an agreement to co-manage I-45, a senior loan fund formed to invest primarily in syndicated senior secured loans in the upper middle market. The Company and Main Street have equal representation on I-45’s Board of Managers. The Company and Main Street have committed to contribute in the future $85 million of capital to I-45, with the Company providing $68 million and Main Street providing $17 million. The Company owns 80% of I-45 and has a profits interest of 75.6%, while Main Street owns 20% of I-45 and has a profits interest of 24.4%.

Recent Portfolio Activity

During the quarter ended September 30, 2015, the Company committed to five new investments in middle market credits totaling $21.5 million. The Company received proceeds related to the sales of certain equity securities in legacy investments totaling $8.5 million and recognized net realized losses on such sales totaling $3.4 million. New investment transactions which occurred during the quarter ended September 30, 2015 are summarized as follows:

Second Lien Market Activity

Capital Southwest invested $14.0 million in four second lien credits with weighted average effective yields of 10.1% through the primary and secondary markets. A summary of those investments is provided below:

Bob's Discount Furniture LLC, $4.8 million (Secondary Purchase): Bob's Discount Furniture LLC is an everyday low price furniture and bedding retailer with 63 showrooms in 11 states in the Northeast and mid-Atlantic regions.

Cast & Crew Payroll, LLC, $5.0 million (Primary Issuance): Cast & Crew Payroll, LLC provides payroll and production accounting solutions to the entertainment industry through 11 offices in the United States, Canada, and the United Kingdom.

Royal Holdings, Inc., $1.0 million (Primary Issuance): Royal Adhesives and Sealants is a leading global manufacturer and marketer of high performance adhesives, sealants, encapsulants and polymer coatings for use in a variety of markets.

Prepaid Legal Services, Inc., $3.2 million (Secondary Purchase): Prepaid Legal Services, Inc. (d/b/a LegalShield) is the largest provider of subscription-based legal and identity theft plans to the North American market.

Direct Market Activity

Capital Southwest committed $7.5 million to lead the last-out portion of a unitranche asset-based credit facility for Freedom Truck Finance, LLC, a secondary truck finance company specializing in the acquisition and management of sub‐prime commercial truck loans to independent owner operators. As of September 30, 2015, Capital Southwest had funded $5.4 million on its commitment.

Operating Results

For the quarter ended September 30, 2015, Capital Southwest reported investment income of $1.1 million, or $.07 per share, and net investment loss of $9.3 million. The net investment loss in the quarter was primarily attributable to $7.9 million of one-time expenses related to the spin-off transaction. The spin-off related expenses included $5.5 million professional service fees incurred to effectuate the spin-off, $1.2 million compensation and stock-based compensation expenses related to the spin-off, and $1.2 million compensation expenses for employees who transferred to CSW Industrials, Inc. following the spin-off transaction. Excluding these one-time spin-off expenses, our net investment loss for the quarter ended September 30, 2015 would be $ 1.4 million, or ($.09) per share.

Liquidity and Capital Resources

At September 30, 2015, Capital Southwest had unrestricted cash and money market balances of approximately $184.1 million, total assets of approximately $285.6 million and net assets of approximately $275.6 million. The net asset value per share was $17.68. As of September 30, 2015, Capital Southwest had no borrowings outstanding.

Remarking on the Company's liquidity position, Michael S. Sarner, Chief Financial Officer of the Company, stated, "Over the past 15 months, CSWC has been focused on rotating our legacy portfolio of minority equity investments to a granular, diversified credit portfolio which will produce a consistent market dividend to its shareholders. To that end, we have exited approximately $220 million in equity investments and redeployed a portion of that capital into an income producing credit portfolio consisting of eight companies totaling $41 million through quarter end. At quarter end, we have significant liquidity and no leverage on the balance sheet. We believe this puts us in a tremendous position of strength in the current market as we continue to build our investment pipeline and thoughtfully fund loans with attractive risk-adjusted returns."

Subject to market conditions, Capital Southwest intends to grow its portfolio of assets by raising capital, including through the prudent use of available leverage. As a result, the Company may seek to enter into agreements with lenders or financing arrangements as market conditions permit. Such financing arrangements may include an off balance sheet credit facility within the I-45 Senior Loan Fund as well as on balance sheet financings.

About Capital Southwest Corporation

Capital Southwest Corporation is a Dallas-based, publicly traded, internally-managed Business Development Company ("BDC") with approximately $275 million in net assets. On September 30, 2015, Capital Southwest completed the spin-off to shareholders of its industrial businesses, CSW Industrials, Inc. Capital Southwest is a credit investment firm focused on supporting the acquisition and growth of middle market businesses with $5 to $20 million investments across the capital structure, including first lien, unitranche, second lien and subordinated debt, as well as non-control equity co-investments. Since Capital Southwest's formation in 1961, it has always sought to invest in companies with strong management teams and sound financial performance. As a public company with a permanent capital base, Capital Southwest is fortunate to have the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Tax information regarding the distribution of CSW Industrials, Inc. (CSWI)

Please click here for tax information regarding the distribution of CSW Industrials, Inc. (CSWI). The tax basis allocation adjustments resulting from the distribution are explained and illustrated in Form 8937. Please consult your tax advisor if you have any additional questions.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest that are based on management's current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as "will," “believe,” “expect” and similar expressions, and variations or negatives of these words. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2015 and subsequent fillings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release, except as required by law.

Contact:

Michael S. Sarner
Chief Financial Officer
214-884-3829